EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (a) the Registration Statement on Form S-3 (No. 333-192321), and (b) the Registration Statement on Form S-8 (No. 333-187439) of our report dated March 19, 2013 relating to the consolidated financial statements of Accelerate Diagnostics, Inc. appearing in the Annual Report on Form 10-K of Accelerate Diagnostics, Inc. for the year ended December 31, 2013 and to the reference to us under the heading “Experts” in each Prospectus contained in the Registration Statements.

Denver, Colorado

March 28, 2014

/s/ Comiskey & Company

PROFESSIONAL CORPORATION